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                                                                    EXHIBIT 99.1

                             [SOVEREIGN LETTERHEAD]






                  For further information,
                  contact:         Terry D. Smith
                                   Sovereign Specialty Chemicals, Inc.
                                   (312) 419-7294


                  SOVEREIGN SPECIALTY CHEMICALS, INC. ANNOUNCES REFINANCING


                  CHICAGO, IL, Dec. 27, 2002 -- Sovereign Specialty Chemicals, Inc. announced today that it has refinanced most of its senior secured Term A credit facility with a new six-year, $47.5 million Term B facility. This refinancing will greatly improve the Company's liquidity by eliminating substantially all principal amortization required under the existing credit agreement for the next two years and by restoring full availability of its $50 million revolving credit facility. JPMorgan Chase Bank served as lead arranger for syndication of the refinancing. In commenting on the refinancing, Terry D. Smith, Sovereign's chief financial officer, stated: "We are pleased to have implemented a comprehensive solution to Sovereign's liquidity issues. This will allow us to enter 2003 fully focused on our continuing operational initiatives that will result in improved financial performance."

                  Any forward-looking statements made in this release involve potential risks and uncertainties, and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2001 and exhibit 99.1 to that report.

                  Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial and Construction. Since 1996, Sovereign has grown rapidly -- through the strategic acquisition of established niche leaders -- to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 1,000 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2001, Sovereign's revenues were $357 million.

                  Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.